Exhibit 10.11

RUMBLE USA INC.

November 4, 2021

BY ELECTRONIC MAIL
Michael Ellis

Dear Michael,

On behalf of Rumble USA Inc., a Delaware corporation (the “Company”), a wholly-owned subsidiary of Rumble Inc., an Ontario corporation (“Parent” and together with the Company and its other direct and indirect subsidiaries, the “Group”), this letter agreement (this “Agreement”) sets forth the general terms and conditions of your employment.

1. Commencement Date. Your employment with the Company will commence on November 6, 2021 (the “Commencement Date”).

2. Titles and Duties. In connection with your employment with the Company, you will serve as the General Counsel and Corporate Secretary of the Parent and will have duties and responsibilities typically associated with such titles, together with such other duties and responsibilities consistent with your position as reasonably assigned to you from time to time by the Chief Executive Officer of the Parent (the “CEO”). These duties will include responsibility for all legal, compliance, and government affairs functions of the Group. You will report directly to the CEO. You also agree to serve as an officer and/or director of any other member of the Group, in each case without additional compensation, as may be requested by the Company from time to time.

3. Principal Place of Employment. Your principal place of employment will be in the Washington, D.C. metropolitan area, and the Company will reimburse you for reasonable expenses related to the upkeep of an office in the Washington, D.C. metropolitan area. You understand and agree that you may be required to travel from time to time for business reasons. The Company will pay for your travel to one of the Group’s principal offices on an as-needed basis, as well as travel to other destinations for business reasons.

4. Conduct During Employment. In connection with your employment with the Company, you agree to observe and comply in all material respects with all of the rules, regulations, policies and procedures established by the Group from time to time and all applicable laws, rules and regulations imposed by any governmental regulatory authority from time to time. Subject to the applicable rules of professional responsibility for an attorney, you may engage in other business on behalf of the clients listed in Exhibit A. Any additions to Exhibit A must be approved by the CEO in writing.

5. Base Salary. Your annual base salary will initially be US$250,000 and will be payable in accordance with the Company’s regular payroll practices. In the event that your salary changes during the course of your employment in the manner prescribed in this Agreement, your most current salary shall be deemed to be the Annual Salary for the purpose of this Agreement.

6. Signing Bonus. The Company will provide you a one-time special sign-on bonus equal to US$70,000, payable on the first regularly scheduled payroll date following the Commencement Date.

7. Annual Bonus. During each fiscal year of your employment with the Company, you will be eligible to receive an annual incentive bonus, payable at the sole discretion of the Board, based on Group and individual performance targets consistent with those applicable to other members of Parent’s executive team. The payment of any annual bonus described herein will be made at the same time annual bonuses are generally paid to other similarly situated employees of the Group and will be subject to your continued employment with the Company through the applicable payment date.

8. Stock Options. Subject to approval of the Parent’s board of directors (the “Parent Board”), promptly following the Commencement Date, you will be granted an option to purchase Class B common shares of Parent’s capital with a grant date fair value (determined using the Black-Scholes model and based on a US$2.1 billion equity valuation) of US$1,000,000 (the “Commencement Options”). Subject to your continued employment with the Company through the applicable vesting date, one-third (1/3rd) of the Commencement Options shall vest and become exercisable on each of the first three anniversaries of the Commencement Date. The Commencement Options will have a per share exercise price equal to the fair market value of a Class B common shares of Parent’s capital on the date of grant (as determined by the Parent Board) and will otherwise be subject to the terms and conditions of the Parent’s Stock Option Plan and an option agreement evidencing such award. In the event that your employment is terminated by the Company without Cause (other than on account of your death or disability) or by you with Good Reason, and subject to your timely execution of a Release (as defined in Section 12 below), one hundred percent (100%) of any then-unvested Commencement Options shall vest and become exercisable upon such termination. For the avoidance of doubt, if your employment is terminated for any reason other than by the Company without Cause or by you with Good Reason, prior to the date all Commencement Options have vested, any then-unvested Commencement Options will automatically be forfeited for no consideration. You shall be eligible to receive additional equity incentive awards as determined by the Parent Board (or a committee thereof) from time to time subject to and in accordance with the terms of the equity incentive plan or plans in effect from time to time. The amount and the terms and conditions of any such awards shall be determined by the Parent Board (or a committee thereof) in its sole discretion and nothing herein shall entitle you to any specific award or any specific terms.

9. Benefits. You will be eligible to participate in health, insurance, retirement, and other benefits provided to other similarly situated U.S.-based employees of the Company. The Company expressly reserves the right to change the benefit plans and programs it offers to its employees at any time. By signing below, you acknowledge and agree that you may be co-employed by a professional employer organization (PEO) and that your benefits may be provided by the PEO, in lieu of the Company. Additionally, you will be entitled to twenty (20) days of paid time off each year, subject to the terms and conditions of the Company’s vacation policy in effect from time to time. For the avoidance of doubt, you will not be paid for accrued but unused paid time off upon any termination of employment.

10. Professional Expenses. The Company will reimburse you for reasonable professional expenses, including licensing fees, continuing legal education costs, and dues for membership in relevant professional organizations, up to a maximum annual expense of US$6,000.

11. At-Will Employment. The nature of your employment is and will continue to be “at-will,” meaning that either the Company or you may terminate your employment at any time, with or without notice, with or without Cause, and for any reason or for no reason. Any statement or representation to the contrary is ineffective unless put into a writing executed on behalf of the Company by the Board or its designee. We do ask, however, that you give thirty (30) days’ notice if you decide to terminate your employment; provided that the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination. Upon any termination of your employment, except as provided in paragraph 10 of this Agreement, no further payments by the Company to you will be due other than accrued but unpaid salary through the applicable date of your termination and any other accrued, vested benefits to which you may be entitled pursuant to the terms of employee benefit plans (excluding any employee benefit plan providing for severance or similar benefits) in which you participate at the time of such termination. Further, upon any termination of your employment hereunder for any reason, except as may otherwise be requested by the Company in writing, you will be deemed to have resigned from any and all directorships, committee memberships and any other positions that you hold with the Group and will execute all documents reasonably requested for you to confirm such resignations. Your execution of this Agreement will be deemed the grant by you to the officers of the Company of a limited power of attorney to sign in your name and on your behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

12. Severance. Although the Company expressly reserves the right to terminate this Agreement and your employment at any time and for any reason, should your employment with the Company be terminated by the Company (other than for Cause or on account of your death or disability) or should you resign your employment with Good Reason, the Company will (i) if such termination occurs prior to the first anniversary of the Commencement Date, pay you an amount equal to US$60,000 payable in accordance with the Company’s regular payroll practices during the six (6) months immediately following such termination, or (ii) if such termination occurs on or following the first anniversary of the Commencement Date, continue to pay you your base salary (as in effect as of the date of termination) for a period of six (6) months, payable in accordance with the Company’s regular payroll practices (the “Severance Benefits”). Notwithstanding any provision herein to the contrary, the payment of the Severance Benefits will be conditioned upon (i) your execution and delivery to the Company of a general release in favor of the Company and its affiliates that is acceptable to the Company, within twenty-one (21) days (or in the event that such termination is “in connection with an exit incentive or other employment termination program,” forty-five (45) days) following the date of termination and your non-revocation of such release during the applicable revocation period, and (ii) your continued compliance with the terms of the Restrictive Covenant Agreement (as defined below). If your date of termination and the last day of the applicable revocation period (a “Release”) could fall in two separate taxable years, regardless of when you actually execute the release, payments will not commence until the later taxable year. Each installment described in this paragraph (and all other payments to be made in installments as a result of this Agreement) will be deemed to be a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Severance Benefits will immediately cease should you fail to comply with the Restricted Covenant Agreement. For the avoidance of doubt, your sole and exclusive remedy upon a termination of employment by the Company (other than for Cause or on account of your death or disability) will be the receipt of the Severance Benefits.

For purposes of this Agreement, “Cause” will mean (i) your gross negligence or willful misconduct in respect of your performance of your duties to the Company; (ii) your engagement in misconduct that results, or could be reasonably expected to result, in material injury to the reputation or business of the Group; provided, that in no event will the Group be deemed to have experienced a material injury to its reputation or business as a result of any conduct prior to the date on which you commenced providing services to the Group; (iii) your misappropriation of the assets or business opportunities of the Company or any other member of the Group or the deliberate disclosure or misuse of confidential information of the Group; (iv) act or acts of embezzlement or fraud committed by you, at your direction, or with your prior personal knowledge; (v) your conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to (x) a felony, or (y) any other criminal charge (other than minor traffic violations) that has, or would be reasonably expected to have, a material adverse impact on the performance of your duties to the Company; (vi) your habitual or repeated neglect of, or willful failure to perform, your duties to the Company or your habitual abuse of alcohol or any controlled substance or reporting to work under the influence of alcohol or any controlled substance (other than a controlled substance which you are properly taking under a current prescription); or (vii) your breach of any material provisions of this Agreement, the Restricted Covenant Agreement, or material breach of any of the Group’s written code of conduct, code of ethics or any other material written policy, including but not limited to those relating to sexual harassment or business conduct, or of a fiduciary duty or responsibility to the Company; provided, however, that with respect to any Cause termination relying on clause (i), (ii), or (vi) above, you will be given not less than ten (10) days’ written notice of the Company’s intention to terminate you for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination will be effective at the expiration of such ten (10) day notice period unless you have fully cured such act or acts or failure or failures to act that give rise to Cause during such period. If, within ninety (90) days subsequent to your termination for any reason, it is discovered that your employment could have been terminated for Cause pursuant to clauses (iii) or (iv) of the definition thereof, your employment will be deemed to have been terminated for Cause for all purposes under this Agreement, and you will be required to repay or return to the Company all amounts and benefits received by you pursuant to this Agreement or otherwise on account of such termination that would not have been payable to you had such termination been by the Company for Cause.

You may terminate your employment with Good Reason by providing the Company ten (10) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such ten (10) day notice period, the Company shall have a cure right, and if not cured within such period, your termination will be effective upon the expiration of such cure period. For purposes of this Agreement, “Good Reason” will mean the occurrence of any of the following conditions without your consent: (i) the Company’s failure to pay amounts due to you, and comply with its other monetary obligations, under and in accordance with the terms of this Agreement; (ii) a reduction in your Annual Salary; (iii) the relocation of your principal place of employment outside of the Washington, D.C. metropolitan area; (iv) a material diminution in your duties or responsibilities as General Counsel or as Corporate Secretary of the Parent, a change of your titles, or an organizational change that results in you not reporting directly to the CEO; or (v) a direction by the Parent Board or the CEO to take, or fail to take, an action that Parent Board or the CEO knows, or has been advised by counsel, is in violation of any federal or state law, rule, or regulation, or a rule of professional conduct for an attorney. Notwithstanding the foregoing, in the event that the Company reasonably believes that you may have engaged in conduct that could constitute Cause hereunder, the Company may, in its sole and absolute discretion, suspend you from performing your duties hereunder for up to ninety (90) days, and in no event shall any such suspension constitute an event pursuant to which you may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s economic obligations under this Agreement during such period of suspension. For the avoidance of doubt, in the event that you resign at a time when Good Reason does not exist, such termination shall be treated as a resignation without Good Reason.

13. Restricted Covenant Agreement; Non-Disparagement.

a. Restrictive Covenant Agreement. As a condition of your employment with the Company, you agree to execute, and comply with the terms and conditions of, the Restricted Covenant Agreement (the “Restricted Covenant Agreement”) in the form attached hereto as Exhibit B. The parties hereto acknowledge and agree that this Agreement and the Restricted Covenant Agreement will be considered separate contracts, and the Restricted Covenant Agreement will survive the termination of this Agreement for any reason.

b. Non-Disparagement.

i. By signing below, you agree that during your employment, and at all times thereafter, you will not make any disparaging or defamatory comments regarding Rumble, Inc., the Company and their respective direct and indirect parents, subsidiaries and affiliates (collectively, the “Company Group”) or its respective current or former directors, officers, employees or shareholders in any respect or make any comments concerning any aspect of your relationship with any member of the Company Group or any conduct or events which precipitated any termination of your employment from the Company. However, your obligations under this subsection (i) shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency. Further, nothing in this Agreement prohibits you from speaking with law enforcement, the Equal Employment Opportunity Commission, any state or local division of human rights or fair employment agency, or your attorney.

ii. The Company agrees to instruct its officers and directors not to make any disparaging or defamatory comments regarding you in any respect or make any comments concerning any aspect of your relationship with any member of the Company Group or any conduct or events which precipitated any termination of your employment from any member of the Company Group. However, the Company’s obligations under this subsection (i) shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.

14. Representations and Warranties. By signing this Agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company hereunder and that your acceptance of this offer of employment and your performance of the contemplated services hereunder does not and will not conflict with or result in any breach or default under any agreement, contract or arrangement to which you are a party to or violate any other legal restriction.

15. Taxes. The Company may withhold from any payments made to you all applicable taxes, including but not limited to income, employment, and social insurance taxes, as required by law. You acknowledge and represent that the Company has not provided any tax advice to you in connection with this Agreement and you have been advised by the Company to seek tax advice from your own tax advisors regarding this Agreement and payments and benefits that may be made to you pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments. While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever will the Group be liable for any additional tax, interest or penalties that may be imposed on you as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Notwithstanding any provision in this Agreement to the contrary:

▪   The payment (or commencement of a series of payments) of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment will be delayed until such time as you have also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of your termination of employment) will be paid (or commence to be paid) to you on the schedule set forth in this Agreement as if you had undergone such termination of employment (under the same circumstances) on the date of your ultimate “separation from service.”

▪   Any payment otherwise required to be made to you hereunder at any date as a result of the termination of your employment will be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, you will be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence and any remaining payments not so delayed will continue to be paid pursuant to the payment schedule set forth herein.

▪   Each payment in a series of payments hereunder will be deemed to be a separate payment for purposes of Section 409A of the Code.

16. Entire Agreement. This Agreement, together with the Restricted Covenant Agreement, forms the complete and exclusive statement of your employment with the Company and the compensation payable to you. This Agreement supersedes any other representations or promises made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by you and a properly authorized director or officer of the Company.

17. Governing Law; Arbitration. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. BY EXECUTION OF THIS AGREEMENT, YOU ARE WAIVING ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT. ALL DISPUTES ARISING UNDER OR CONCERNING THIS AGREEMENT OR YOUR EMPLOYMENT WILL BE RESOLVED THROUGH BINDING ARBITRATION BEFORE A SINGLE ARBITRATOR. THE ARBITRATION SHALL BE ADMINISTERED BY JAMS, UNDER ITS THEN APPLICABLE RULES FOR EMPLOYMENT DISPUTES. IF JAMS CANNOT SERVE AS THE ARBITRATION ADMINISTRATOR, THEN THE ARBITRATION WILL BE THROUGH THE AMERICAN ARBITRATION ASSOCIATION, UNDER ITS THEN APPLICABLE RULES FOR EMPLOYMENT DISPUTES. THE EXCLUSIVE VENUE OF ANY SUCH ARBITRATION WILL BE NEW YORK, NEW YORK. THE NON-PREVAILING PARTY WILL PAY THE REASONABLE ATTORNEYS’ FEES AND COSTS OF THE PREVAILING PARTY. THE ARBITRATOR SHALL HAVE AUTHORITY TO ISSUE EQUITABLE AND LEGAL RELIEF, INCLUDING WITHOUT LIMITATION INJUNCTIVE RELIEF AND MONETARY DAMAGES. ALL ARBITRATION PROCEEDINGS SHALL BE CONFIDENTIAL.

18. Successors and Assigns. This Agreement will inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company without your prior written consent (which will not be unreasonably withheld, delayed, or conditioned), to a person or entity other than an affiliate or parent entity of the Company, or their respective successors; provided, however, that in the event of a merger or consolidation, or transfer or sale of all or substantially all of the assets, of the Company with or to any other individual or entity, this Agreement will, subject to the provisions hereof, be binding upon and inure to the benefit of such successor, and such successor will discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, it being agreed that in such circumstances, your consent will not be required in connection therewith. Your rights and obligations under this Agreement will not be transferable by you by assignment or otherwise, without the prior written consent of the Company; provided, however, that if you die, all amounts then payable to you hereunder will be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee, or if there be no such designee, to your estate.

19. Survival. The provisions of this Agreement will survive any termination of your employment to the extent necessary to give effect thereto.

20. Independent Legal Advice. You expressly acknowledge that you have had the opportunity to obtain independent legal advice about this Agreement prior to execution. To the extent that you have failed to obtain independent legal advice, you acknowledge that such failure will not be used by you as a defense to the enforcement of this Agreement.

21. Authorization to Work. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States within three (3) business days of your joining the Company.

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We are very excited at the prospect of your joining the team and hope this offer meets with your approval. If you agree with the terms and conditions specified herein, please sign and date this Agreement in the space indicated below and return a copy to me. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. The execution of this Agreement may be by actual signature or by signature delivered by facsimile or by e-mail as a portable document format (.pdf) file or image file attachment.

This offer, if not accepted, will expire on November 6, 2021, unless the Company extends the offer in writing prior to such date.

We have many exciting challenges ahead and we are confident you can make a significant contribution to our future growth.

Sincerely,

Rumble USA Inc.

By:	/S/ Christopher Pavlovski
Name:	Christopher Pavlovski
Title:	CEO

I have read and understand this Agreement and hereby acknowledge, accept and agree to the terms and conditions set forth above and further acknowledge that no other commitments were made to me as part of this employment offer except as specifically set forth herein:

Signature:	/S/ Michael Ellis
Michael Ellis

Dated: November 4, 2021

[Signature Page to M. Ellis Employment Agreement]

Exhibit B

RESTRICTIVE COVENANT AGREEMENT

As a condition of my becoming employed by, or continuing employment with, Rumble USA Inc., a Delaware corporation (the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

Section 1. Confidential Information.

(a) Company Group Information. I acknowledge that, during the period of my employment with the Company (the “Employment Period”), I will have access to information about Rumble, Inc., the Company and their respective direct and indirect parents, subsidiaries and affiliates (collectively, the “Company Group”) and that my employment with the Company shall bring me into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, I agree, at all times during the Employment Period and thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person, firm, corporation, or other entity without prior written authorization of the Company, any Confidential Information that I obtain or create except as required by law or legal process. I further agree not to make copies of such Confidential Information except as authorized by or for the benefit of the Company. I understand that “Confidential Information” means information that the Company Group has developed, acquired, created, compiled, discovered, or owned or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group. I understand that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company Group, or to the Company Group’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company Group’s products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company Group on whom I called or with whom I may become acquainted during the Employment Period), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company Group either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company Group property. Notwithstanding the foregoing, Confidential Information shall not include (i) any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by me or others who were under confidentiality obligations as to the item or items involved or (ii) any information that I am required to disclose to, or by, any governmental or judicial authority; provided, however, that in such event I will give the Company prompt written notice thereof so that the Company Group may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Restrictive Covenant Agreement (this “Agreement”).

(b) Former Employer Information. I represent that my performance of all of the terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment with the Company, and I will not disclose to any member of the Company Group, or induce any member of the Company Group to use, any developments, or confidential or proprietary information or material I may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer. During the Employment Period, I will not improperly make use of, or disclose, any developments, or confidential or proprietary information or material of any prior employer or other third party, nor will I bring onto the premises of the Company or use any unpublished documents or any property belonging to any prior employer or other third party, in violation of any lawful agreements with that prior employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by the Company.

(c) Third Party Information. I understand that the Company Group has received and in the future may receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. In recognition of the foregoing, I agree, at all times during the Employment Period and thereafter, to hold in confidence and will not disclose to anyone (other than Company Group personnel who need to know such information in connection with their work for the Company Group), and not to use, except for the benefit of the Company Group, Third Party Information without the express prior written consent of an officer of the Company and otherwise treat Third Party Information as Confidential Information.

(d) Whistleblower; Defend Trade Secrets Act Disclosure.

(i) In addition, I understand that nothing in this Agreement shall be construed to prohibit me from (A) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any federal, state or local government agency, (B) truthfully responding to or complying with a subpoena, court order, or other legal process, or (C) exercising any rights I may have under applicable labor laws to engage in concerted activity with other employees.

(ii) Under the U.S. Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b) (the “Act”), persons who disclose trade secrets in connection with lawsuits or other proceedings under seal (including lawsuits alleging retaliation), or in confidence to a federal, state or local government official, or attorney, solely for the purpose of reporting or investigating a suspected violation of law, enjoy immunity from civil and criminal liability under state and federal trade secrets laws for such disclosure.  I acknowledge that I have hereby received adequate notice of this immunity, such that the Company is entitled to all remedies available for violations of the Act, including exemplary damages and attorney fees.  Nothing in this Agreement is intended to conflict with the Act or create liability for disclosures of trade secrets that are expressly allowed by the Act.

(iii)  Notice.  “An individual shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law.  An individual shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.”

Section 2. Inventions.

(a) No Prior Developments. By signing below, I represent that there are no developments, inventions, concepts, know-how, original works of authorship, improvements, trade secrets, methodology, algorithms, software, processes, formulas, designs, drawings and other technological advancements and implementations that I can demonstrate were created or owned by me prior to the commencement of the Employment Period, which belong solely to me or belong to me jointly with another, that relate in any way to any of the actual or proposed businesses, products, or research and development of any member of the Company Group and which are not assigned to the Company hereunder.

(b)   Assignment of Inventions. Without additional compensation, I agree to assign, and hereby do assign, to the Company all rights, title and interest throughout the world in and to all Inventions (as defined below) which I may solely or jointly conceive, create, invent, develop, modify, compile or reduce to practice, at any time during any period during which I perform or performed services for the Company Group both before or after the date hereof (the “Assignment Period”), whether as an officer, employee, director, independent contractor, consultant, or agent, or in any other capacity, whether or not during regular working hours, provided they either (i) relate at the time of conception, development or reduction to practice to the business of any member of the Company Group, or the actual or anticipated research or development of any member of the Company Group; (ii) result from or relate to any work performed for any member of the Company Group; or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Company IP Rights”). I understand that “Inventions” means inventions, concepts, know-how, developments, original works of authorship, improvements, trade secrets, methodology, algorithms, software, processes, formulas, designs, drawings and other technological advancements and implementations. I agree that I will promptly make full written disclosure to the Company of any Company IP Rights I participate in conceiving, creating, inventing, developing, modifying, compiling or reducing to practice during the Assignment Period. I further acknowledge that, to the greatest extent permitted by applicable law, all Company IP Rights made by me (solely or jointly with others) within the scope of and during the Assignment Period are “works made for hire” for which I am, in part, compensated by my salary, unless regulated otherwise by law. If any Company IP Rights cannot be assigned, I hereby grant to the Company Group an exclusive, assignable, irrevocable, perpetual, worldwide, sublicenseable (through one or multiple tiers), royalty-free, unlimited license to use, make, modify, sell, offer for sale, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally perform and display such work in any media now known or hereafter known. Outside the scope of my service, whether during or after the Employment Period, I agree not to (i) modify, adapt, alter, translate, or create derivative works from any such work of authorship or (ii) merge any such work of authorship with other Company IP Rights. To the extent rights related to paternity, integrity, disclosure and withdrawal (collectively, “Moral Rights”) may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby irrevocably waive such Moral Rights and consent to any action of the Company Group that would violate such Moral Rights in the absence of such consent.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Company IP Rights made by me (solely or jointly with others) during the Assignment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, and any other format. The records will be available to and remain the sole property of the Company Group at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company Group policy, which may, from time to time, be revised at the sole election of the Company Group for the purpose of furthering the business of the Company Group.

(d)  Intellectual Property Rights. I hereby agree to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company Group in the Company IP Rights and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Company IP Rights, and any intellectual property and other proprietary rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the Assignment Period until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, that the Company shall reimburse me for my reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of my mental or physical incapacity or unavailability for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Company IP Rights or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact to act for and in my behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, that I now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.

(e) State Non-assignable Invention Exemptions. Solely to the extent that I (i) was or am an employee of the Company and (ii) was or am based in California, Illinois, Kansas, Minnesota, Washington or any other state that has enacted laws concerning employee non-assignability of inventions or otherwise entitled to the benefits of the state statutes of California, Illinois, Kansas, Minnesota, Washington or any other state that has enacted laws concerning employee non-assignability of inventions, during the Employment Period, then, to the extent the assignment of Company IP Rights to the Company in this Section 2 can be construed to cover inventions excluded under the appropriate state statutes (including, but not limited to, California Labor Code Sec. 2870, Illinois Employee Patent Act, 765 ILCS 1060, Kansas Statute K.S.A. § 44-130, Minn. Stat. § 181.78, and Sec. 2, Revised Code of Washington Section 49.44.140(1), the full terms of each are set forth on Schedule A attached hereto and are each incorporated herein by reference), this Section 2 shall not apply to such inventions.

Section 3. Returning Company Group Documents.

I agree that, at the time of termination of my employment with the Company for any reason, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all Confidential Information, Third Party Information and all other documents, materials, information, and property developed by me pursuant to my employment or otherwise belonging to the Company and, if so requested, will certify in writing that I have fully complied with the foregoing obligation. I agree further that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to the Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Company information and then permanently delete and expunge such Company information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I agree further that any property situated on the Company’s premises and owned by the Company (or any other member of the Company Group), including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice.

Section 4. Disclosure of Agreement.

As long as it remains in effect, I will disclose the existence of this Agreement to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such person or entity. I also consent to the notification of my prospective employer, partner, co-venturer, investor, or lender of my rights and obligations under this Agreement, by the Company providing a copy of this Agreement or otherwise.

Section 5. Publicity.

I hereby consent to any and all uses and displays by the Company Group of my name, voice, likeness, image, appearance and biographical information (my “Likeness”) in or in connection with any printed, electronic or digital materials, including, without limitation, any pictures, audio or video recordings, digital images, websites, television programs, advertising, sales or marketing brochures, printed materials and computer media, throughout the world and at any time during the Employment Period (and for a reasonable period (not to exceed ninety (90) days following the Employment Period) as may be necessary for the Company or its applicable direct or indirect subsidiary to produce reasonably acceptable replacement materials that do not contain my Likeness (such reasonable period being the “Transition Period”)) for all legitimate business purposes of the Company and its direct and indirect subsidiaries (the “Permitted Use”). I hereby forever release the Company and its direct and indirect subsidiaries and each of their respective current or former directors, officers, employees, shareholders, representatives and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind arising under any legal or equitable theory whatsoever at any time during the Employment Period and the Transition Period in connection with any Permitted Use. For the avoidance of doubt, the Company and its direct and indirect subsidiaries shall not use my Likeness in or in connection with any printed, electronic or digital materials provided to unaffiliated third-parties following the end of the Transition Period without my written consent or as may be required by applicable law.

Section 6. Restrictions on Interfering.

(a) Non-Competition. During the Non-Compete Period, I shall not, directly or indirectly, individually or on behalf of any person, company, enterprise, or entity, or as a sole proprietor, partner, shareholder, director, officer, principal, agent, or executive, or in any other capacity or relationship, engage in any Competitive Activities, within the United States or any other jurisdiction in which the Company Group is actively engaged in business.

(b)  Non-Interference. During the Non-Interference Period, I shall not, directly or indirectly for my own account or for the account of any other individual or entity, engage in Interfering Activities.

(c)  Definitions. For purposes of this Agreement :

(i) “Business Relation” shall mean any current or prospective client, customer, licensee, or other business relation of the Company Group, or any such relation that was a client, customer, licensee, supplier, or other business relation within the six (6) month period prior to the termination of the Employment Period, in each case, to whom I provided services, or with whom I transacted business, or whose identity became known to me in connection with my relationship with or employment by the Company.

(ii) “Competitive Activities” shall mean any business activity that is competitive with the then-current or demonstrably planned business activities of the Company Group.

(iii) “Interfering Activities” shall mean (A) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group; (B) knowingly hiring any individual who was employed by the Company Group within the six (6) month period prior to the date of such hiring; or (C) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with any member of the Company Group, or in any way interfering with the relationship between any such Business Relation and any member of the Company Group.

(iv) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(v) “Non-Compete Period” shall mean the period commencing on the date hereof and ending on the six (6) month anniversary of the date of any termination of the Employment Period.

(vi) “Non-Interference Period” shall mean the period commencing on the date hereof and ending on the twenty-four (24) month anniversary of the date of any termination of the Employment Period.

Section 7. Reasonableness of Restrictions.

I acknowledge and recognize the highly competitive nature of the Company’s business, that access to Confidential Information renders me special and unique within the Company’s industry, and that I will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of my employment with the Company. In light of the foregoing, I recognize and acknowledge that the restrictions and limitations set forth in this Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group. I acknowledge further that the restrictions and limitations set forth in this Agreement will not materially interfere with my ability to earn a living following the termination of the Employment Period and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company.

Section 8. Independence; Severability; Blue Pencil.

Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, I agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

Section 9. Injunctive Relief.

I expressly acknowledge that, because my services are personal and unique and because I will have access to Confidential Information, any breach or threatened breach of any of the terms and/or conditions set forth in this Agreement may result in substantial, continuing, and irreparable injury to the members of the Company Group for which monetary damages would not be an adequate remedy. Therefore, I hereby agree that, in addition to any other right or remedy that may be available to the Company in law or in equity, any member of the Company Group shall be entitled to injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Agreement without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach or posting a bond and without liability should relief be denied, modified or vacated. Notwithstanding any other provision to the contrary, I acknowledge and agree that the Non-Compete Period and the Non-Interference Period shall be tolled during any period of violation of any of the covenants in Section 6 hereof and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce such covenants against me if it is ultimately determined that I was in breach of such covenants.

Section 10. Cooperation.

Subject to my other personal and professional obligations, I agree that, following any termination of my employment, I will continue to provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during the Employment Period in which I was involved or of which I have knowledge. As a condition of such cooperation, the Company shall reimburse me for reasonable out-of-pocket expenses incurred at the request of the Company with respect to my compliance with this Section. I also agree that, in the event that I am subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise) that in any way relates to my employment by the Company and/or any other member of the Company Group, I will give prompt notice of such request to the Company and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

Section 11. General Provisions.

(a) Governing Law and Jurisdiction. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. FURTHER, I HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE, AND WAIVE ANY RIGHT TO TRIAL BY JURY, IN CONNECTION WITH ANY DISPUTE ARISING UNDER OR CONCERNING THIS AGREEMENT.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights, or compensation will not affect the validity or scope of this Agreement.

(c)  No Right of Continued Employment. I acknowledge and agree that nothing contained herein shall be construed as granting me any right to continued employment by the Company, and the right of the Company to terminate my employment at any time and for any reason, with or without cause, is specifically reserved.

(d)  Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. I expressly acknowledge and agree that this Agreement may be assigned by the Company without my consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company or of any business or division of the Company for which I provide services, whether by purchase, merger, or other similar corporate transaction.

(e)  Survival. The provisions of this Agreement shall survive the termination of my employment with the Company and/or the assignment of this Agreement by the Company to any successor in interest or other assignee.

*     *     *

[Signature to appear on the following page.]

I, Michael Ellis, have executed this Restrictive Covenant Agreement on the date set forth below:

Date: October ____, 2021
(Signature)

Michael Ellis
(Type/Print Name)

[Signature Page to M. Ellis Restrictive Covenant Agreement]

SCHEDULE A

Restrictive Covenant Agreement

Invention assignment notice

I am hereby notified that the Restrictive Covenant Agreement, dated as of October __, 2021, to which this Schedule A is attached, does not apply to any invention which qualifies fully for exclusion under the provisions of California Labor Code Sec. 2870, Illinois Employee Patent Act, 765 ILCS 1060, Sec. 2, Kansas Statute K.S.A. §44-130, Minn. Stat. §181.78, Revised Code of Washington Section 49.44.140(1) or any other state statute not listed below concerning employee non-assignability of inventions. The following is the text of each of the aforementioned statutes.

CALIFORNIA LABOR CODE SECTION 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

ILLINOIS EMPLOYEE PATENT ACT, 765 ILLINOIS COMPILED STATUTES 1060

Employee rights to inventions - conditions. (1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this State and is to that extent void and unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this subsection.

(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this Section as a condition of employment or continuing employment. This Act shall not preempt existing common law applicable to any shop rights of employers with respect to employees who have not signed an employment agreement.

(3) If an employment agreement entered into after January 1, 1984, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

KANSAS STATUTE K.S.A. SECTION 44-130

Employment agreements assigning employee rights in inventions to employer; restrictions; certain provisions void; notice and disclosure. (a) Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:

(1) The invention relates to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or

(2) The invention results from any work performed by the employee for the employer.

(b) Any provision in an employment agreement which purports to apply to an invention which it is prohibited from applying to under subsection (a), is to that extent against the public policy of this state and is to that extent void and unenforceable. No employer shall require a provision made void and unenforceable by this section as a condition of employment or continuing employment.

(c) If an employment agreement contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer shall provide, at the time the agreement is made, a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:

(1) the invention relates directly to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or

(2) the invention results from any work performed by the employee for the employer.

(d) Even though the employee meets the burden of proving the conditions specified in this section, the employee shall disclose, at the time of employment or thereafter, all inventions being developed by the employee, for the purpose of determining employer and employee rights in an invention.

MINNESOTA STATUTES SECTION 181.78

Subdivision 1. Inventions not related to employment. Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

Subdivision. 2.Effect of subdivision 1. No employer shall require a provision made void and unenforceable by subdivision 1 as a condition of employment or continuing employment.

Subdivision. 3.Notice to employee. If an employment agreement entered into after August 1, 1977 contains a provision requiring the employee to assign or offer to assign any of the employee’s rights in any invention to an employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer.

REVISED CODE OF WASHINGTON SECTION 49.44.140

(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this section as a condition of employment or continuing employment.

(3) If an employment agreement entered into after September 1, 1979, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

REVISED CODE OF WASHINGTON SECTION 49.44.150

Even though the employee meets the burden of proving the conditions specified in Revised Code of Washington 49.44.110, the employee shall, at the time of employment or thereafter, disclose all inventions being developed by the employee, for the purpose of determining employer or employee rights. The employer or the employee may disclose such inventions to the department of employment security, and the department shall maintain a record of such disclosures for a minimum period of five years.